Exhibit 10.1

AMENDMENT NO. 2 TO

SHARE PURCHASE AGREEMENT

among

PROTEA BIOSCIENCES GROUP, INC.

vivoPHARM PTY LTD.

DR. RALF BRANDT

and

THE BRANDT FAMILY TRUST

SOUTH AUSTRALIAN LIFE SCIENCE ADVANCEMENT PARTNERSHIP, LP

TERRA ROSSA CAPITAL PTY LTD

ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY trading as “RMIT UNIVERSITY”

Dated August 7, 2015

AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO SHARE PURCHASE AGREEMENT (“Amendment”), dated this 7th day of August 2015 is made and entered into by and among Protea Biosciences Group, Inc., a Delaware corporation (the “Buyer” or “Protea”), Dr. Ralf Brandt (“Brandt”), The Brandt Family Trust, a trust organized under the laws of Australia, Mrs. Sabine Brandt, trustee (the “Trust”), South Australian Life Science Advancement Partnership, LP, ABN 39 229 293 655 a limited partnership organized under the laws of Australia (“SALSA”), Terra Rossa Capital Pty Ltd ACN 114 576 742 in its capacity as manager of the South Australian Life Science Advancement Partnership, LP (“Terra Rossa”) Royal Melbourne Institute of Technology trading as “RMIT University” established under the laws of Victoria, Australia ( (“RMIT”) and vivoPharm Pty Ltd. ACN 106 101 615, a corporation organized under the laws of Australia (the “Company”). The Trust, SALSA and RMIT are hereinafter sometimes individually referred to as a “Selling Shareholder” and collectively as the “Selling Shareholders.”

This Amendment amends certain of the provisions of a SHARE PURCHASE AGREEMENT, dated as of March 31, 2015, as amended by Amendment No. 1 to the Share Purchase Agreement, dated 10th day of June 2015, by and among the Buyer, the Company and the Selling Shareholders (collectively, the (the “Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, the Selling Shareholders, the Company and the Buyer executed the Purchase Agreement on March 7, 2015 (the “Execution Date”); and

WHEREAS, the Closing Date under the Purchase Agreement is currently September 7, 2015; and

WHEREAS, the Buyer desires to extend the Closing Date to as late as January 31, 2016 (the “Outside Closing Date”); and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Selling Shareholders and the Company are willing to extend the Closing Date under the Purchase Agreement,

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

1. Definitions. Unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement.

2. Payment of Fixed Consideration. Section 2.2 of the Purchase Agreement is hereby deleted and the following Section 2.2 is substituted in place thereof.

“SECTION 2.2. Payment of Fixed Consideration.

(a) Forthwith after the signing of this Agreement by all parties, the Buyer will pay the sum of $100,000.00 by way of deposit and part payment of the Cash Consideration in accordance with Section 2.2(a) below. On the Closing Date, in consideration for sale and delivery of the Subject Shares, the Buyer shall pay to the Selling Shareholders the sum of the following:

(i) the sum of (A) $5,790,280 of Cash Consideration, including the Company Option Payment, and (B) the 627,280.4 shares of Protea Series A Preferred Stock, evidencing $6,272,804 as Stock Consideration, representing a total of Twelve Million and Sixty Three Thousand and Eighty Four ($12,063,084) Dollars, plus the Company Option Payment of Fixed Consideration, less (iii) the Holdback Amount set forth in Section 2.3 below; plus

(ii) an additional one (1.0%) percent increase in the aforesaid Twelve Million and Sixty Three Thousand and Eighty Four ($12,063,084) Dollars, plus the Company Option Payment of Fixed Consideration for each month, or part thereof, between October 2015 and January 2016 in which the Closing Date shall occur. For the avoidance of doubt, if the Closing occurs (A) in the month of October 2015, the Fixed Consideration shall be increased by one (1%) percent, or 101% of $12,063,084, (B) in the month of November 2015, the Fixed Consideration shall be increased by two (2%) percent or 102% of $12,063,084, (C) in the month of December 2015, the Fixed Consideration shall be increased by three (3%) percent or 103% of $12,063,084, and (D) in the month of January 2016, the Fixed Consideration shall be increased by four (4%) percent or 104% of $12,063,084.

The allocation of the Fixed Consideration payable on the Closing Date as between each of the Selling Shareholders shall be as set forth on Schedule 2.2 annexed hereto and made a part hereof.

(b) Payment of Cash Consideration. The Cash Consideration shall be paid to the Selling Shareholders by means of wire transfers of immediately available funds to a trust account maintained by Company Counsel in accordance with wire instructions provided by such legal counsel. Promptly following the Closing Date, such Cash Consideration shall be disbursed by Company Counsel to accounts designated by the Selling Shareholders and the Option Holders. The Liquidation Amount will be paid to SALSA from the Cash Consideration and the amount of the Cash Consideration payable to each of the Selling Shareholders and the Option Holders shall be as set forth on Schedule 2.2 annexed hereto, and for an Option Holder in accordance with the Option Holder’s Letter. All incremental increases in the Fixed Consideration set forth above from the amounts originally set forth in the Purchase Agreement (the “Fixed Consideration Increases”) shall be allocated as follows: (i) SALSA and RMIT shall be entitled to receive their allocable portions of 100% of the Fixed Consideration Increases as Cash Consideration, and (ii) the Trust and the Option Holders shall receive its allocable portion of 100% of the Fixed Consideration Increases as Stock Consideration, all as set forth on Schedule 2.2 annexed hereto.

(b) Payment of Stock Consideration. On the Closing Date, the Buyer shall cause to be delivered to the Selling Shareholders stock certificates evidencing (i) the applicable number of shares of Protea Series A Preferred Stock, or (ii) upon consummation of the anticipated underwritten public offering referred to in Section 2.5(b) below and listing of its Common Stock on the Nasdaq Capital Markets, the applicable number of shares of Protea Common Stock, in either case, representing (A) the Stock Consideration, less (B) the Holdback Amount set forth in Section 2.3 below. Such stock certificates shall be registered in the names of each of the Selling Shareholders and the Option Holders and shall be in such number of shares of Protea Stock Consideration to be issued or issuable to each Selling Shareholder as shall be as set forth on Schedule 2.2 annexed hereto and for an Option Holder in accordance with the Option Holder’s Letter.

(c) Restricted Securities. Without limiting the obligations of the Buyer pursuant to Section 6.20, each of the Selling Shareholders acknowledge that the Stock Consideration and any Contingent Consideration have not been registered under the Securities Act and may not be sold in the absence of a registration statement declared effective by the SEC or an applicable exemption for the registration requirements of the Securities Act. Each certificate evidencing the Stock Consideration and any Contingent Consideration shall bear the following legend:

“The shares evidenced by this certificate have not be registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold, pledged, hypothecated or assigned in the absence of an effective registration statement under the Act, or an opinion of counsel satisfactory to the Company that registration is not required under the Act.”

(d) Deposit and Break-up Fee. Forthwith on the signing of this Agreement by all parties, the Buyer will pay by means of wire transfer of immediately available funds to a trust account maintained by Company Counsel in accordance with wire instructions provided by such legal counsel the sum of $100,000.00 (“Deposit”) by way of deposit and part payment of the Cash Consideration. The Deposit will be held by Company Counsel and paid and applied as Cash Consideration on Closing. If the Break-up Fee is payable in accordance with Section 7.8 or Section 7.9 of this Agreement, Company Counsel shall pay and apply the Deposit on behalf of the Buyer in satisfaction of the Break-up Fee in accordance with Section 7.9(e).

(e) If this Agreement is terminated by the Buyer and the Selling Shareholders pursuant to Section 10.1(a), or by the Buyer pursuant to Section 10.1(d), or by the Buyer pursuant to Section 10.1(f), the Deposit will be repaid to the Buyer.

(f) Summary of Terms of Protea Series A Preferred Stock. As set forth in the Certificate of Designations, if issued, the Protea Series A Preferred Stock shall:

(i) have a stated or liquidation value per share of ten ($10.00) Dollars which shall be payable upon any sale or liquidation of the Buyer prior to any payments in respect of the Buyer Common Stock;

(ii) pay an annual dividend of four (4%) percent which shall accrue annually, be payable in additional shares of Protea Series A Preferred Stock, and be added to the face or stated amount of such shares of Protea Series A Preferred Stock;

(iii) be convertible at any time, at the option of the holder, into shares of Buyer Common Stock at the Conversion Price then in effect;

(iv) be subject to automatic conversion into Buyer Common Stock in the event that either (A) the average of the VWAP of shares of Buyer Common Stock, as traded on any United States Stock Exchange for any twenty (20) consecutive Trading Days shall equal or exceed one hundred and fifty (150%) percent of the Conversion Price then in effect; or (B) Protea shall consummate an underwritten public offering of not less than $15,000,000 of its shares of Buyer Common Stock.

(v) vote, together with the Buyer Common Stock, on an “as converted basis” with respect to all matters submitted to the vote of holders of Buyer Common Stock; and

(vi) be subject to redemption and repurchase at the sole option of the Buyer, upon thirty days prior written notice to the holders, for a cash amount, payable in United States Dollars, equal to the $10.00 per share stated value of the Protea Series A Preferred Stock plus accrued dividends thereon.

The foregoing provisions of this Section 2.2(e) is merely a summary of the principal terms and conditions of the Protea Series A Preferred Stock and is qualified in all respects by the terms, conditions and provisions of the Certificate of Designations annexed hereto as Exhibit A and made a part hereof.”

3. Closing Date. Section 2.5 of the Purchase Agreement is hereby deleted and the following Section 2.5 is substituted in place thereof.

“SECTION 2.5 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law, LLP, 1330 Avenue of the Americas, 35th Floor, New York, New York 10019, commencing at 10:00 a.m. local time on a date (the “Closing Date”) which shall be the earlier to occur of (i) five business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the Selling Shareholders and the Buyer may mutually determine; or (ii) as late as January 31 2016 (the “Outside Closing Date”). It is the intent of the parties that Buyer shall assume control of the Company and its Subsidiaries immediately after the close of business on the Closing Date.

(b) The Buyer has submitted to the Selling Shareholders a letter of intent from Laidlaw & Company (UK), Ltd., a nationally recognized investment bank (“Laidlaw”) to serve as the managing underwriter to underwrite on a firm commitment basis up to a (USD) $25,000,000 public offering of common stock or related securities of the Buyer; a portion of the net proceeds of which shall be used to pay the applicable amount of the Cash Consideration (the “Public Offering”). The Buyer shall file a registration statement with the United States Securities and Exchange Commission (“SEC”), apply to list its shares of Common Stock for trading on the Nasdaq Capital Markets (“Nasdaq”) and use its best efforts to cause such registration statement to be declared effective by the SEC and the listing of Buyer’s shares of Common Stock to be approved by Nasdaq. In the event that, for any reason at any time prior to the Outside Closing Date, such Public Offering shall be abandoned by the Buyer or Laidlaw shall terminate the letter of intent, unless the Buyer shall have then supplied the Selling Shareholders with an alternative fully executed copy of a definitive term letter of intent or term sheet with one or more financially creditable and reputable institutional or related investors for the Required Financing the Selling Parties shall have the right to immediately terminate the Purchase Agreement and all transactions contemplated hereby.”

4. SECTION 6.5

(a) The paragraph currently referred to as Section 6.5 of the Purchase Agreement shall become paragraph (a) of Section 6.5. A new Section 6.5(b) shall be added, to read as follows:

"(b) Notwithstanding the obligations on the Shareholders and the Company under Section 6.5(a), TRC shall have the right to enter into discussions with potential corporate advisors regarding alternative strategic transactions before the Outside Closing Date. In addition, the Company shall have the ability to provide such advisors with relevant Company information, subject to (i) Company information (including the existence of this Agreement) being covered under a suitable non-disclosure agreement (NDA) and (ii) neither TRC nor the Company shall engage a corporate advisor prior to the earlier to occur of (A) the Outside Closing Date, or (B) the prior termination of this Agreement pursuant to Section 2.5(b) above."

5. Transaction Documents; Incorporation by Reference. Except as expressly amended pursuant to this Amendment, all of the terms and conditions of the Purchase Agreement and all of the Exhibits and Schedules hereto and thereto collectively, the “Transaction Documents”) shall remain in full force and effect, and are hereby deemed to be incorporated herein by this reference.

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Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PROTEA BIOSCIENCES GROUP, INC.

By:	/s/ Stephen Turner

Stephen Turner, President and CEO

vivoPHARM PTY LTD pursuant to Section 127 of the Corporations Act 2001 (Cth)

By:	/s/ Ralph Brandt

Dr. Ralf Brandt, Director

[Name] Director

/s/ Ralf Brandt

RALF BRANDT

THE BRANDT FAMILY TRUST

By:	/s/ Sabine Brandt

Sabine Brandt, Trustee

SOUTH AUSTRALIAN LIFE SCIENCE

ADVANCEMENT PARTNERSHIP, LP

by its duly authorised manager and agent

TERRA ROSSA CAPITAL PTY LTD

By:

[Name], Director

ROYAL MELBOURNE INSTITUTE OF TECHNOLOGY

By:

_____________, Authorized Officer

in the presence of:

Witness

Name of Witness

Schedule 2.2

Schedule 2.2 Agreed Distribution of Fixed Consideration at Closing (USD)

See Attached.